EXHIBIT 99.1

PROS ANNOUNCES PRIVATE OFFERING OF
$106.25 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2047

HOUSTON - June 15, 2017 - PROS Holdings, Inc. (NYSE: PRO) (the “Company”), a cloud software company powering the shift to modern commerce, today announced the offering of $106,250,000 aggregate principal amount at maturity of convertible senior notes due 2047 (the “Convertible Notes”). Each $1,000 principal amount at maturity of Convertible Notes will have an issue price of $880. The Convertible Notes will be offered by the Company in private placements to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Convertible Notes will be unsecured, unsubordinated obligations of the Company, will pay interest semiannually at an annual rate of 2.00% and will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on the applicable conversion rate at such time. The Convertible Notes will have an initial conversion rate of 20.5624 shares of the Company’s common stock per $1,000 principal amount at maturity of Convertible Notes (which is equivalent to an initial conversion price of approximately $48.63 per share of the Company’s common stock), representing an initial conversion premium of approximately 75.0% above the closing price of $27.79 per share of the Company’s common stock on June 15, 2017. The conversion rate will be subject to adjustment in certain circumstances. The Convertible Notes will mature on June 1, 2047, unless redeemed, repurchased or converted in accordance with their terms prior to such date. Each holder will have the right to require the Company to repurchase for cash such holder’s Convertible Notes on June 1, 2022 on the terms set forth in the indenture.

The Company expects to close the offering on or about June 21, 2017, subject to the satisfaction of various customary closing conditions. The Company estimates that it will receive net proceeds from the offering of approximately $90.5 million, after any original issue discount and offering expenses. The Company intends to use the net offering proceeds for general corporate purposes, including (but not limited to) acquisitions or other strategic transactions, working capital and capital expenditures, and debt repayment from time to time, based on market conditions.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About PROS
PROS Holdings, Inc. (NYSE: PROS) is a cloud software company powering the shift to modern commerce by helping companies create personalized and frictionless buying experiences for their customers. Fueled by dynamic pricing science and machine learning, PROS solutions make it possible for companies to price, configure and sell their products and services in an omnichannel environment with speed, precision and consistency. Our customers, who are leaders in their markets, benefit from decades of data science expertise infused into our industry solutions. To learn more, visit www.pros.com.

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the offering, business strategies, market potential, future financial and operational performance and other matters. Words such as “estimates,” “expects,” “projects,” “intends,” “will,” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements represent the Company's expectations as of the date of this press release. Subsequent events may cause these expectations to change. Other than as legally required, the Company disclaims any obligations to update or alter these forward-looking statements in the future whether as a result of new information, future events or otherwise. Various factors could also adversely affect the Company’s operations, business or financial results in the future and cause the Company’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

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Media Contact:
Yvonne Donaldson
ydonaldson@pros.com
713.335.5310